Exhibit 99.1

News Release

www.nortelnetworks.com

FOR IMMEDIATE RELEASE	September 16, 2004

For more information:

Media:	Investors:
Tina Warren	(888) 901-7286
(905) 863-4702	(905) 863-6049
tinawarr@nortelnetworks.com	investor@nortelnetworks.com

Nortel Networks Provides Status Update

TORONTO – Nortel Networks* Corporation [NYSE/TSX: NT] and its principal operating subsidiary, Nortel Networks Limited (“NNL”), today provided a status update pursuant to the alternative information guidelines of the Ontario Securities Commission. These guidelines contemplate that the Company and NNL will normally provide bi-weekly updates on their affairs until such time as they are current with their filing obligations under Canadian securities laws.

The Company and NNL reported that there have been no material developments in the matters reported in their status updates of June 2, 2004, June 29, 2004, July 13, 2004, July 27, 2004, August 10, 2004, August 19, 2004 and September 2, 2004 with the exception of the matters described below.

Business Outlook

The Company expects its revenues in the third quarter of 2004 to be lower than the Company’s previously announced preliminary unaudited revenues for the second quarter of 2004. On a full year basis, the Company now expects that its 2004 revenue percentage growth over 2003 will be in the mid single digits and that the overall communications equipment market will grow faster than that.

Bill Owens, president and chief executive officer, Nortel Networks, said, “As we work through this challenging transition period, completing our restatement activity and implementing the new strategic plan for the Company, I am confident that Nortel Networks will be positioned to compete strongly in all of our markets with the right products and services as we move into 2005.”

Other Matters

Status of Civil Proceedings

As previously announced, on June 30, 2004 the United States District Court in the Southern District of New York signed Orders which consolidated the 27 class action complaints that had been filed against Nortel Networks, and certain former officers, in the Southern District of New York and appointed lead counsel and lead plaintiffs in respect of the consolidated action. On September 10, 2004, a consolidated class action complaint was filed alleging that the named defendants (Nortel Networks, certain current directors and certain former officers) violated U.S. securities laws, including by making materially false and misleading statements.

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As a global innovation leader, Nortel Networks enriches consumer and business communications worldwide by offering converged multimedia networks that eliminate the boundaries among voice, data and video. These networks use innovative packet, wireless, voice and optical technologies and are underpinned by high standards of security and reliability. For both carriers and enterprises, these networks help to drive increased profitability and productivity by reducing costs and enabling new business and consumer services opportunities. Nortel Networks does business in more than 150 countries. For more information, visit Nortel Networks on the Web at www.nortelnetworks.com or www.nortelnetworks.com/media_center.

Certain information included in this press release is forward-looking and is subject to important risks and uncertainties. The results or events predicted in these statements may differ materially from actual results or events. Factors which could cause results or events to differ from current expectations include, among other things: the outcome of Nortel Networks independent review and planned restatement or revisions of its previously announced or filed financial results; the impact of the management changes announced on April 28, 2004 and August 19, 2004; the impact of the inability to meet Nortel Networks filing obligations on support facilities and public debt obligations; the sufficiency of Nortel Networks restructuring activities, including the potential for higher actual costs to be incurred in connection with restructuring actions compared to the estimated costs of such actions; continued reductions in spending by Nortel Networks customers; fluctuations in Nortel Networks operating results and general industry, economic and market conditions and growth rates; the communication by Nortel Networks auditors of the existence of material weaknesses in internal controls; Nortel Networks ability to recruit and retain qualified employees; fluctuations in Nortel Networks cash flow, level of outstanding debt and current debt ratings; the use of cash collateral to support Nortel Networks normal course business activities; the dependence on Nortel Networks subsidiaries for funding; the impact of Nortel Networks defined benefit plans and deferred tax assets on results of operations and Nortel Networks cash flows; Nortel Networks dependence on new product development and its ability to predict market demand for particular products; Nortel Networks ability to integrate the operations and technologies of acquired businesses in an effective manner; the impact of rapid technological and market change; the impact of price and product competition; barriers to international growth and global economic conditions, particularly in emerging markets and including interest rate and currency exchange rate fluctuations; the impact of rationalization in the telecommunications industry; changes in regulation of the Internet; the impact of the credit risks of Nortel Networks customers and the impact of customer financing and commitments; stock market volatility generally and as a result of acceleration of the settlement date or early settlement of Nortel Networks purchase contracts; the impact of Nortel Networks supply and outsourcing contracts that contain delivery and installation provisions, which, if not met, could result in the payment of substantial penalties or liquidated damages; the future success of Nortel Networks strategic alliances; and the adverse resolution of litigation, investigations, intellectual property disputes and similar matters. For additional information with respect to certain of these and other factors, see the most recent Form 10 Q/A and Form 10-K/A filed by Nortel Networks with the United States Securities and Exchange Commission. Unless otherwise required by applicable securities laws, Nortel Networks disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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*Nortel Networks, the Nortel Networks logo, the Globemark and Business Without Boundaries are trademarks of Nortel Networks.